Exhibit 99.2

Williams Partners L.P. (NYSE: WPZ) One Williams Center Tulsa, OK 74172 800-600-3782

DATE: March 8, 2018

MEDIA CONTACT:	INVESTOR CONTACT:
Keith Isbell (918) 573-7308	Brett Krieg (918) 573-4614

Williams Partners’ Transco Prices Private Debt Issuance

TULSA, Okla. – Transcontinental Gas Pipe Line Company, LLC (“Transco”), a wholly owned subsidiary of Williams Partners L.P. (NYSE: WPZ), announced that it has priced its previously announced offering of senior notes.

The $400 million in aggregate principal amount of senior notes due 2028 were priced with a 4.000 percent coupon and at an offering price of 99.446 percent of par, with a yield to investors of 4.068 percent. The $600 million in aggregate principal amount of senior notes due 2048 were priced with a 4.600 percent coupon and at an offering price of 99.276 percent of par, with a yield to investors of 4.645 percent. Each series of notes is scheduled to be delivered on March 15, 2018, subject to the satisfaction of customary closing conditions.

Transco intends to use the net proceeds from the offering to repay indebtedness, including Transco’s $250 million of 6.05% senior notes due 2018 upon their maturity on June 15, 2018, and for general corporate purposes, including the funding of capital expenditures.

The notes will be offered pursuant to certain exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). The offering of the notes has not been registered under the Securities Act or applicable state securities laws. The notes may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy the notes described in this press release, nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Williams Partners

Williams Partners is an industry-leading, large-cap natural gas infrastructure master limited partnership with a strong growth outlook and major positions in key U.S. supply basins. Williams Partners has operations across the natural gas value chain including gathering, processing and interstate transportation of natural gas and natural gas liquids. Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. Tulsa, Okla.-based Williams (NYSE: WMB), a premier provider of large-scale U.S. natural gas infrastructure, owns approximately 74 percent of Williams Partners.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Transco believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in Transco’s annual and quarterly reports filed with the Securities and Exchange Commission.

Contact:

Williams Partners L.P.

Media Contact:

Keith Isbell, 918-573-7308

or

Investor Contact:

Brett Krieg, 918-573-4614